Exhibit 10.1




                            ASSET PURCHASE AGREEMENT


                               Dated May 15, 2009


                                      among

                               RONSON CORPORATION,
                            a New Jersey corporation,


                                       and

                             RONSON AVIATION, INC.,
                            a New Jersey corporation,

                                     SELLER,


                           HAWTHORNE TTN HOLDINGS, LLC
                      a Delaware Limited Liability Company,

                                     BUYER.


                          Sale by Ronson Corporation of
                            Certain of the Assets and
                  the Business of its Wholly Owned Subsidiary,
                            Ronson Aviation, Inc. to


                           Hawthorne TTN Holdings, LLC

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Section 1. SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES.............1
         (a) Sale and Transfer of Assets......................................1
         (b) Excluded Assets..................................................2
         (c) Assumption of Liabilities and Obligations........................2
         (d) Excluded Liabilities.............................................3

Section 2. PURCHASE PRICE. PAYMENT............................................3
         (a) Purchase Price...................................................3
         (b) Allocation of Purchase Price.....................................3

Section 3. THE CLOSING........................................................4
         (a) Time and Place of Closing........................................4
         (b) Aviation Employees as of the Closing Date........................4
         (c) Due Diligence as Condition Precedent to the Closing..............4
         (d) Shareholder Approval.............................................4

Section 4. REPRESENTATIONS AND WARRANTIES OF SELLER...........................5
         (a) Organization and Good Standing...................................5
         (b) Authority Execution and Delivery.................................5
         (c) Consents, No Conflicts, Etc......................................6
         (d) No Other Agreements to Sell the Assets...........................6
         (e) Copies of Documents..............................................6
         (f) Properties.......................................................6
         (g) Litigation.......................................................7
         (h) Compliance with Laws; Permits....................................7
         (i) Insurance........................................................8
         (j) No Brokers.......................................................8
         (k) Transactions with Certain Persons................................8
         (l) Consequences of Sale and Purchase................................8
         (m) Environmental Matters............................................8
         (n) Tax Matters.....................................................10
         (o) Disclosure......................................................10
         (p) Assets..........................................................10
         (q) Government Contracts............................................10
         (r) Utilities.......................................................10
         (s) Financial Statements............................................10
         (t) No Undisclosed Liabilities......................................11
         (u) No Material Adverse Change......................................11
         (v) Employee Benefits...............................................11
         (w) Contracts; No Defaults..........................................12
         (x) Sufficiency of Assets...........................................13
         (y) Solvency........................................................13

Section 5. REPRESENTATIONS AND WARRANTIES OF BUYER...........................14
         (a) Organization and Good Standing..................................14
         (b) Authority; Execution and Delivery...............................14
         (c) Consents, No Conflicts, Etc.....................................14

         (d) No Brokers......................................................14
         (e) Disclosure......................................................14

Section 6. CERTAIN COVENANTS AND AGREEMENTS..................................15
         (a) Nondisclosure...................................................15
         (b) Conduct of Business.............................................15
         (c) Changes in Representations and Warranties.......................15
         (d) Mutual Cooperation..............................................15
         (e) Access to Business..............................................16
         (f) Further Assurances..............................................16
         (g) Names...........................................................16
         (h) Tax Matters.....................................................17
         (i) Product Liability Insurance.....................................17
         (j) Interim Financial Statements....................................17
         (k) Noncompetition, Nonsolicitation and Nondisparagement............18
         (l) Exclusivity.....................................................19

Section 7. CONDITIONS TO OBLIGATIONS OF BUYER................................19
         (a) Representations and Warranties True at the Closing Date.........19
         (b) Seller's Performance............................................19
         (c) Instruments of Conveyance and Transfer..........................19
         (d) Approvals and Consents..........................................19
         (e) Litigation......................................................20
         (f) No Material Adverse Change......................................20
         (g) No Change in Law................................................20
         (h) Seller's Failure to Meet Certain Conditions.....................20
         (i) Financing Contingency...........................................20
         (j) County of Mercer Lease Assignment...............................20

Section 8. CONDITIONS TO OBLIGATIONS OF SELLER...............................20
         (a) Representations and Warranties True at the Closing Date.........21
         (b) Buyer's Performance.............................................21
         (c) Approvals and Consents..........................................21
         (d) Litigation......................................................21
         (e) No Change in Law................................................21

Section 9. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............21
         (a) Survival of Representations, Warranties, Etc....................21
         (b) Seller's Agreement to Indemnify.................................22
         (c) Buyer's Agreement to Indemnify..................................23
         (d) Third Party Claims..............................................23
         (e) Remedies Exclusive..............................................24
         (f) Escrow Agreement................................................24

Section 10. BULK SALES ACTS..................................................24

Section 11. DISCLAIMER.......................................................25

Section 12. EXPENSES.........................................................25

Section 13. WAIVER...........................................................25

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Section 14. NOTICES, ETC.....................................................25

Section 15. ENTIRE AGREEMENT: AMENDMENT......................................26

Section 16. PRESS RELEASES...................................................26

Section 17. GENERAL..........................................................26

Section 18. SEVERABILITY.....................................................27

Section 19. TERMINATION AND ABANDONMENT......................................27

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT, dated May 15, 2009 (the "Agreement"), is among RONSON CORPORATION, a New Jersey corporation ("Parent"), and RONSON AVIATION, INC., a New Jersey corporation ("Aviation") (Parent and Aviation are herein referred to together as "Seller"), and Hawthorne TTN Holdings, LLC, a Delaware limited liability company ("Buyer"), and includes by reference a collection of Exhibits and Schedules ("Disclosure Memorandum,").

         WHEREAS, Parent owns 100% of the outstanding capital stock of Aviation; and

         WHEREAS, Seller desires to sell and Buyer desires to purchase certain of the assets and the business, as a going concern, of Aviation utilized in its Fixed Base Operations, Building and Ramp, Fuel Services, Aircraft Maintenance and Avionics operations at Trenton-Mercer Airport in Trenton, New Jersey including, but not limited to Aviation's fixed base operation lease between Aviation (as successor to Ronson Helicopters, Inc.) and the County of Mercer dated May 14, 1975, as amended from time to time ("Master Lease"), subleases and fuel operations, for the consideration provided herein (including the assumption by Buyer of certain of Aviation's liabilities and obligations).

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements hereinafter contained, the parties hereby represent, warrant, covenant and agree as follows:

         Section 1. SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES.
                    ------------------------------------------------------

                  (a) Sale and Transfer of Assets. In reliance on the
                      ---------------------------
representations, warranties, covenants and agreements contained herein and subject to the terms and conditions hereof, on the Closing Date (as hereinafter defined), Seller shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the assets, free and clear of any encumbrances (except as otherwise hereinafter expressly excluded), and the business, as a going concern, of Aviation including without limitation, the following (collectively, the "Assets"), free and clear of all liens, unless specifically listed in paragraph 1 (c):

                           (i) all assets of Aviation as reflected in Disclosure
Memorandum, Exhibit A, including, but not limited to customer contracts and contract rights of all kinds (including, but not limited to rental contracts, hanger leases, customer service contracts and tie down agreements, but excluding the fuel contract with BP) (collectively "Aviation Contracts"), inventory, tools, equipment, vehicles, furniture, fixtures, the name "Ronson Aviation", FAA certificates, to the extent assumable, and goodwill);

                           (ii) all rights of Aviation under the Master Lease
including leasehold improvements and leases, contracts, plans and commitments relating to the Assets listed on Disclosure Memorandum, Exhibit A.;

                           (iii) all of Aviation's goodwill relating to the
business of Aviation; and

                           (iv) all right, title and interest of Aviation to
claims and causes of action relating to the Assets arising on or after the Closing Date.

                           With respect to any losses suffered by Buyer with
respect to the Assets attributable to any event occurring prior to the Closing, whether or not otherwise indemnified against hereunder, Seller shall assign any rights which Seller might have to pursue or, if such an assignment is or would be invalid or unenforceable as against third parties, shall pursue and assert diligently, in good faith and , any and all remedies Seller may have, and Seller shall pay over to Buyer any recovery so obtained.

                  (b) Excluded Assets. Notwithstanding the foregoing provisions
                      ---------------
of Section 1(a) above, it is expressly understood and agreed that there shall be excluded from the Assets being conveyed hereunder the following (the "Excluded Assets"):

                           (i) all receivables due to Aviation for work
performed and work in progress as of the Closing Date for which invoices have been issued as of the Closing Date;

                           (ii) all accounts receivable for goods delivered or
services provided prior to the Closing Date for which invoices were issued to customers on or prior to the Closing Date;

                           (iii) all of Seller's right, title and interest in
prepaid Income Taxes and any claims for refunds with respect to Income Taxes paid by Seller for any period ending on or before the Closing Date;

                           (iv) all of Seller's right, title and interest in
prepaid insurance or any experience credits, premium deposits or other refunds under insurance policies or other prepaid expenses including, without limitation, prepaid rent and prepaid equipment lease payments, to the extent the same are refundable;

                           (v) all right, title and interest of Aviation to
claims and causes of action relating to the assets, business or operations of Aviation arising prior to the Closing Date;

                           (vi) cash on hand; and

                           (vii) BP Fuel Contract.

                  (c) Assumption of Liabilities and Obligations. On the Closing
                      -----------------------------------------
Date, subject to the provisions of Section 1(d) below, Buyer shall assume and agree to pay, perform and discharge the following liabilities and obligations of Seller to the extent that they relate to the Assets or the business of Aviation (collectively, the "Assumed Liabilities"):

                           (i) all liabilities and obligations relating to the
Assets arising on or after the Closing Date.

                  (d) Excluded Liabilities. Buyer is not assuming any other of
                      --------------------
the liabilities or obligations of the Seller, known or unknown, which are not expressly assumed by Buyer pursuant to Section 1(c) above, or which were incurred prior to the closing date or are shown on the Balance Sheet (as hereafter defined) of Aviation ("Excluded Liabilities").

         Section 2. PURCHASE PRICE. PAYMENT.
                    -----------------------

                  (a) Purchase Price. The purchase price (the "Purchase Price")
                      --------------
to be paid by Buyer to Aviation on the Closing Date for the Assets shall be Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000.00)

In accordance with this Section 2(a), at the Closing, the Purchase Price shall be delivered by Buyer to Seller as follows: (a) Nine Million and No/100 Dollars ($9,000,000.00) by wire transfer; and (b) Five Hundred Thousand and No/100 Dollars ($500,000.00) paid to the escrow agent pursuant to the Escrow Agreement.

                  (b) Allocation of Purchase Price. The Buyer and Seller agree
                      ----------------------------
that the Purchase Price, including the amount of liabilities assumed by the Buyer under Section 1(c) hereof and treated as consideration for the Assets under Section 1060-1T of the Treasury Regulations shall be allocated in accordance with the rules set forth in Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. For all purposes hereunder, the parties have agreed to allocate the Purchase Price as follows:

                           (i)      Leasehold                    $_____________
                           (ii)     Main Hangar/Office Complex   $_____________
                           (iii)    New Hangar/Office Complex    $_____________
                           (iii)    T-Hanger 1                   $_____________
                           (iv)     T-Hanger 2                   $_____________
                           (v)      Fuel Farm                    $_____________
                           (vi)     Parts Inventory and
                                    Other Inventory              $_____________
                           (vii)    Equipment                    $_____________
                           (viii)   Fuel                         $_____________
                           (xi)     Goodwill                     $_____________

                           TOTAL
                                                                 ==============

In the event of any adjustment in the Purchase Price under Section 2(b) hereof, such increase or decrease as the case may be, shall be allocated in proportion to the allocation of the Purchase Price as set forth above. Buyer and Seller shall each prepare Form 8594 or such other forms and returns as may be required in a manner consistent with the allocation made hereunder and any adjustment thereto and shall timely file Form 8594 or other required forms or returns with the Internal Revenue Service. Neither Seller nor Buyer shall take any position on any Tax form or return or in any tax audit or proceeding that is inconsistent with such allocation. Buyer and Seller will notify each other as soon as reasonably practical of any audit adjustment or proposed audit adjustment by any taxing authority that affects the allocations made hereunder.

         Section 3. THE CLOSING.
                    -----------

                  (a) Time and Place of Closing. The closing of the transaction
                      -------------------------
contemplated by this Agreement (the "Closing") shall take place at Ronson Aviation, or such other location, on a date (the "Closing Date") on or about July 30, 2009.

                  (b) Aviation Employees as of the Closing Date. As of said
                      -----------------------------------------
Closing Date, Aviation shall have terminated all its employees and have paid all accrued salary, vacation pay, sick pay and all other employee benefits. Buyer will advise Seller no later than ten (10) days prior to the Closing Date of any Aviation employees which Buyer will not be hiring for its operations and Buyer will make offers of employment to all other employees of Aviation effective as of the Closing Date. As part of such offer, Buyer will agree to grandfather employees who are offered employment under Buyer's employee benefit plans so that such employees will receive credit for the time employed by Aviation.

                  (c) Due Diligence As Condition Precedent to the Closing. Buyer
                      ---------------------------------------------------
and its representatives shall have completed their financial, supplier, customer, legal and environmental due diligence review of Seller and their review of the transactions contemplated hereby within 30 days of the expiration of the standstill period per the terms of the Stipulation of Settlement Agreement dated October 12, 2007 by and among Ronson Corporation and certain of its shareholders, as Disclosure Memorandum, Exhibit B, and Buyer in its sole discretion shall be satisfied with the results of such due diligence review otherwise Buyer may terminate this Agreement by providing written notice to Seller at which time this Agreement shall be deemed null and void.

                  (d) Shareholder Approval. Consummation of the transaction
                      --------------------
contemplated by this Agreement requires the approval of the shareholders of Parent. Such approval is a condition precedent to Closing for both parties. Prior to the Closing Date, Seller will prepare proxy solicitation materials and diligently make all necessary SEC filings in cooperation with Buyer. (except that Seller, at its option, shall not be obligated to make such filings prior to expiration or waiver of Buyer's financing contingency under Section 7(l) hereof). Buyer agrees to furnish promptly to Parent all information concerning Buyer and its affiliates and their respective businesses and affairs which may be required by applicable Federal securities laws or the SEC for inclusion in any proxy statement or other solicitation materials relating to the solicitation of shareholder approval for the transaction contemplated by this Agreement, in the form required or appropriate for inclusion, and, to the extent reasonably requested to do so, to cooperate with and assist Parent in the preparation of all such materials. All information furnished by Buyer concerning Buyer, its affiliate and their business and affairs, including financial information, shall
(i) be in writing and itemized on an Information Schedule maintained by Buyer and acknowledged, from time to time, in writing by Seller, (ii) be true and correct in all material respects, (iii) comply with legal and regulatory requirements and (iv) not contain any misstatements of material information or omit any material information regarding Buyer and its business. If, prior to the shareholders' meeting at which shareholder approval will be solicited, any event occurs with respect to Buyer or any change occurs with respect to information supplied by Buyer for inclusion in the proxy statement, Buyer shall promptly notify Parent of such event and shall cooperate with Parent in the prompt filing with the SEC of any necessary amendment or supplement to the proxy statement.

         Section 4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby
                    ----------------------------------------
represents and warrants to Buyer that, except as set forth in Disclosure Memorandum, Schedule A:
            ----------

                  (a) Organization and Good Standing.
                      ------------------------------

                           (i) Parent is a corporation duly organized, validly
existing and in good standing under the laws of the State of New Jersey, has all requisite corporate power to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business of Parent and its subsidiaries, taken as a whole. Parent owns beneficially and of record all of the outstanding capital stock of Aviation.

                           (ii) Aviation is a corporation duly organized,
validly existing and in good standing under the laws of the State of New Jersey, has all requisite corporate power to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business of Aviation. Aviation has no subsidiaries.

                  (b) Authority Execution and Delivery. Subject to Section 3(d),
                      --------------------------------
each of Parent and Aviation has full corporate power and authority to enter into this Agreement and to sell the Assets in accordance with the terms hereof so as to vest in Buyer on the Closing Date good and marketable title to the Assets, free and clear of all claims, liens, pledges, options, charges, security interests or encumbrances of any nature whatsoever (collectively, "Encumbrances"). The execution, delivery and performance of this Agreement by Parent has been duly and effectively authorized by the Board of Directors of Parent. The execution, delivery and performance of this Agreement by Aviation has been duly and effectively authorized by the Board of Directors of Aviation and Parent. No other corporate proceedings on the part of Parent or Aviation are necessary, except as described in Section 3(d), to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Aviation and constitutes the legal, valid and binding obligation of each of Parent and Aviation, enforceable against each of Parent and Aviation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors rights in general, moratorium laws or by general principles of equity. To the extent there are encumbrances on the Assets, said encumbrances shall be paid at closing with the proceeds of the closing.

                  (c) Consents, No Conflicts, Etc. Except as contemplated by
                      ---------------------------
this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor compliance by Parent and Aviation with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate, conflict with, result in a breach of, constitute a default under, or result in the creation of any Encumbrances upon the Assets pursuant to, any of the terms, conditions or provisions of (A) the respective certificate of incorporation or by-laws of Parent and Aviation, or (B) any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement, or any other material instrument or obligation to which either Parent or Aviation is a party, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Aviation or any of their respective assets or properties or (iii) require the consent, approval, permission or other authorization of any court, arbitrator or governmental, administrative or self-regulatory authority or any other person or entity, except for violations, conflicts or defaults which would not, or consents, approvals, permissions or authorizations, the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the Assets, the business of Aviation or the ability of Parent and Aviation to consummate the transactions contemplated hereby in accordance with the terms hereof

                  (d) No Other Agreements to Sell the Assets. Except as
                      --------------------------------------
otherwise provided in the Stipulation of Settlement dated October 12, 2007 among Ronson Corporation and certain of its shareholders (Disclosure Memorandum, Exhibit B), Seller has no legal obligation, absolute or contingent, to any other person or firm to sell any of the Assets (other than in the ordinary course of business).

                  (e) Copies of Documents. Seller has previously made available
                      -------------------
to Buyer true and complete copies, or forms, of (i) all material agreements, contracts, leases, insurance policies, undertakings, commitments and arrangements relating to the Assets and (ii) all material governmental or regulatory licenses, permits, franchises, approvals and certificates (collectively, "Permits") required to conduct the business of Aviation.

                  (f) Properties.
                      ----------

                           (i) Aviation has good and marketable title, free and
clear of liens or encumbrances except as described on the 2008 Balance Sheet to all of its owned properties and assets, tangible and intangible, included in the Assets.

                           (ii) Each lease, including the Master Lease, pursuant
to which Aviation leases real or personal property and each other material contract or commitment included in the Assets is valid and enforceable, in full force and effect, in accordance with its terms and Aviation is not in default under any provision of any such lease, contract or commitment. No party from whom Aviation leases real or personal property material to the business of Aviation and no party which is a party to any lease, contracts or commitment material to the business of Aviation is in default under any provision of any such lease, contract or commitment whereby the benefits of such lease, contract or commitment would not be realized in the future.

                           (iii) Aviation has not received notice of (1) any
violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the operations of its leased real properties included in the Assets that would materially impair the business or operations of Aviation or (2) any pending or threatened condemnation proceedings relating to any of its leased properties included in the Assets.

                           (iv) As of the date hereof, to the best of Seller's
knowledge, the improvements at Aviation's facilities and all machinery and equipment included in the Assets are in good operating condition for use in the ordinary course of business, normal wear and tear excepted, except for such defects as would not substantially interfere with the continued use thereof in the conduct of normal operations and except for equipment undergoing normal operational maintenance. Notwithstanding the foregoing, Seller makes no representations or warranties with respect to the future performance of the improvements, machinery and equipment included in the Assets.

                  (g) Litigation. Other than as set forth in Disclosure
                      ----------
Memorandum, Schedule A, there is no litigation, proceeding, arbitral action or
            ----------
government investigation pending or threatened against Aviation with respect to the Assets or the business of Aviation which would have a material adverse effect on the Assets or the business of Aviation or interfere with the ability of Seller to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. To Seller's knowledge, there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Aviation affecting the Assets or the business of Aviation.

                  (h) Compliance with Laws; Permits. Seller, has complied in all
                      -----------------------------
material respects with all applicable Permits, statutes, regulations, orders, ordinances, rules, licenses, codes, plans, decrees, judgments, injunctions, notices, or demand letters (including, without limitation, applicable zoning, environmental, occupational safety and health laws and regulations) of all governments and other governmental bodies and authorities, and agencies of any of the foregoing, to which it is subject in connection with the conduct of the business of Aviation, and any undertakings of Aviation to any of the foregoing, except for such failures to comply that would not, individually or in the aggregate, have a material adverse effect on the Assets or the business of Aviation. Aviation has not received any written notice of such a failure to comply with any of such Permits, statutes, regulations, orders, ordinances, rules, licenses, codes, plans, decrees, judgments, injunctions, notices, or demand letters or undertakings, and Aviation knows of no presently existing circumstances or changes in Permit conditions which would, individually or in the aggregate, have a material adverse effect on the Assets or the business of Aviation. To Aviation's knowledge, there are no products now being manufactured, sold or distributed by Aviation which at the date hereof would require any approval of any governmental body, whether federal, state, local or foreign, for which such approval has not been obtained. No proceedings for the suspension or cancellation of any Permit maintained by Aviation with respect to the business of Aviation is pending or, to Aviation's knowledge, threatened.

                  (i) Insurance. The policies of insurance maintained by Seller
                      ---------
with respect to the Assets or the business of Aviation insure the Assets and the business of Aviation against such losses and risks as are adequate in accordance with customary industry practice to protect the Assets and the business of Aviation in the context of Parent's business. Seller has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, so far as known to Seller, no such improvements or expenditures are required.

                  (j) No Brokers. Seller has not entered into and will not enter
                      ----------
into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

                  (k) Transactions with Certain Persons. No shareholder,
                      ---------------------------------
officer, director or employee of Seller or any of their affiliates or member of his or her immediate family is presently a party to any material transaction with Aviation which is other than an arm's-length transaction.

                  (l) Consequences of Sale and Purchase. Seller is not aware
                      ---------------------------------
that any person or entity which now has material business dealings with Aviation intends to cease to do so as a result of the consummation of the transactions contemplated by this Agreement.

                  (m) Environmental Matters. Except as disclosed in Disclosure
                      ---------------------
Memorandum, Schedule A:

                           (i) Aviation and this transaction are not subject to any reporting requirement in the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

                           (ii) NJDEP issued a letter to Aviation dated Sept. 12, 2002 requesting additional groundwater monitoring data respecting well MW-203 at the Airport, and a Remedial Action Workplan, stating that failure to comply may result in enforcement actions and statutory penalties. NJDEP considers this letter to still be in effect. According to Aviation's environmental consultant, data demonstrates that Aviation is not the source of the contamination at MW-203. NJDEP denied the request for a NFA letter on March 26, 2003. According to NJDEP, "[b]ased on the subsurface investigation completed to date [Mar. 26, 2003] the Department cannot make a determination as to the source of the free product jet fuel found in monitoring well MW-203." Because Aviation declined to further investigate or remediate the free product conditions associated with MW-203, NJDEP issued a letter dated June 19, 2003 to Mercer County, as the owner of the Airport, to comply with the investigation and remedial action requirements of the Spill Act for this area of concern. In connection with this, Aviation filed Ronson v. Mercer County, Docket No. MER-L-1219-99, as a cost recovery action and an action on a leasehold. This matter is settled in part. Correspondence related to the open issue of contamination of MW-203 is available for review at Aviation.

                           (iii) Aviation operated oil/water separators, which had storage tanks attached to them. The oil/water separator tanks were removed and a No Further Action letter is expected from NJDEP shortly.

                           (iv) Except as described in 4(m)(ii) above, to the best of Seller's knowledge, there are no uncontrolled Hazardous Substances (defined below) and no uncontrolled Hazardous Wastes (defined below) present on the Premises including, asbestos, flammable substances, explosives, radioactive materials, polychlorinated biphenyls ("PCBs"), urea formaldehyde foam insulation, corrosive, irritant, biologically infectious materials, garbage, refuse, sludge, or toxic chemical waste materials (other than ordinary course garbage and refuse of tenants and ordinary course cleaning materials). Except as described in 4(m)(ii) above, Seller is not currently identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants at the Premises, and no lien or super- lien has been recorded, filed or otherwise asserted against the Premises. For purposes of this Agreement, "Hazardous Substances" means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 (14), as amended, all petroleum products, and any other hazardous substances as that term may be further defined in any and all applicable federal, state and local laws; and "Hazardous Wastes" means any hazardous waste as defined in applicable federal or state laws.

                           (v) Except as described in Section 4(m)(i) through
         (iv) above and on Disclosure Memorandum, Schedule A, there has been no significant release of hazardous substances, including petroleum products, by Seller which has not been reported to the NJDEP, and to Seller's knowledge , there is no threat of release of any hazardous substances, at or from any facility or at any other location where any hazardous substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any facility or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest. However, except as set forth herein, Seller makes no representations about past releases or discharges of hazardous substances including petroleum products that may have occurred in the ordinary course of fueling, transport and/or storage operations at any property or location or by any facility owned or leased by Seller.

         (n) Tax Matters.
             -----------

                           (i) None of the Assets directly or indirectly secures
any debt the interest on which is tax-exempt under section 103(a) of the Code.

                           (ii) None of the Assets is "tax-exempt use property"
within the meaning of section 168(h) of the Code

                           (iii) Seller is not a person other than a United
States person within the meaning of the Code.

                           (iv) Aviation has duly filed (or joined in the filing
of) on or before their due dates (including any extensions) all Tax reports and returns it was required to file (or join in the filing of). All such returns and reports were accurate and complete in all material respects when filed and were prepared in conformity with all applicable laws and regulations. All Taxes shown to be due on such Tax returns and reports or otherwise assessed or due and payable have been paid in full.

                           (v) The representations and warranties set forth in
subclause (iv) above are only applicable to the extent that the Assets can be made subject to Tax liens or Buyer can be made liable for Taxes relating to the matters constituting breaches of such representations and warranties.

                  (o) Disclosure. No representation or warranty made by Seller
                      ----------
in this Agreement or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not false or misleading.

                  (p) Assets. All the Assets being transferred to Buyer pursuant
                      ------
to this Agreement are owned or leased by Aviation and comprise all those properties, assets and rights necessary to operate the business of Aviation in the ordinary course.

                  (q) Government Contracts. Seller has, with respect to
                      --------------------
Aviation, complied in all material respects with all laws, ordinances, rules and regulations relating to government contracts.

                  (r) Utilities. All public utilities required for the operation
                      ---------
of the Property, including without limitation, water, sewer, gas and electricity are installed and operating, and all installation charges and connection fees therefore have been paid in full.

                  (s) Financial Statements. Seller has delivered to Buyer: (a)
                      --------------------
an audited balance sheet of Seller as at December 31, 2008, (the "2008 Balance Sheet") and the related audited statements of income, changes in Equityholders' equity, and cash flows for the twelve (12) months then ended (the "2008 Financial Statement") including in each case the notes thereto certified by the Seller's chief financial officer and the unaudited balance sheet as at March 31, 2009 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in Equityholders' equity, and cash flows for the three (3) months then ended (the "Interim Financial Statement"), including in each case the notes thereto certified by Seller's chief financial officer. Collectively, the 2008 Financial Statement and the Interim Financial Statement are (the "Financial Statements"). Such Financial Statements fairly present the financial condition and the results of operations, changes in Equityholders' equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The Financial Statements referred to in this Section 4(r) and delivered pursuant to Section 6(j) reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. The Financial Statements have been and will be prepared from and are in accordance with the accounting records of Seller. Seller has also delivered to Buyer copies of all letters from Seller's auditors to Seller's members or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

                  (t) No Undisclosed Liabilities. Except as set forth in
                      --------------------------
Disclosure Memorandum, Schedule A, Seller has no Liability except for Liabilities reflected or reserved against in the 2008 Balance Sheet or the Interim Balance Sheet and current liabilities determined in accordance with GAAP incurred in the ordinary course of business of Seller since the date of the Interim Balance Sheet.

                  (u) No Material Adverse Change. Since the date of the 2008
                      --------------------------
Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  (v) Employee Benefits.
                      -----------------

                           (i) Seller has maintained workers' compensation
coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Disclosure Memorandum, Schedule A.

                           (ii) Except as required by law, the consummation of
the contemplated transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

                           (iii) Except for the continuation coverage
requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

                           (iv) All contributions required by the terms of any
multiemployer plan and any collective bargaining agreement have been made when due; and

                           (v) Seller would not be subject to any withdrawal
liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a "complete withdrawal" (as defined in ERISA
Section 4203) or a "partial withdrawal" (as defined in ERISA Section 4205) from such Multiemployer Plan.

                  (w) Contracts; No Defaults
                      ----------------------

                           (i) Disclosure Memorandum, Schedule A contains an
accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of each Aviation Contract:

                               Disclosure Memorandum, Schedule A sets forth
reasonably complete details concerning such Aviation Contracts, including the parties to the Aviation Contracts, the amount of the remaining commitment of Seller under the Aviation Contracts and the location of Seller's office where details relating to the Aviation Contracts are located.


                           (ii) Except as set forth in Disclosure Memorandum,
Schedule A:

                                (1) each Aviation Contract identified or
required to be identified in Disclosure Memorandum, Schedule A and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

                                (2) except as to the Master Lease which requires
the consent of the County of Mercer, each Aviation Contract identified or required to be identified in Disclosure Memorandum, Schedule A and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

                           (iii) Except as set forth in Disclosure Memorandum,
Schedule A:

                                (1) Seller is, and at all times since December
31, 2008, has been, in compliance with all applicable terms and requirements of each Aviation Contract which is being assumed by Buyer;

                                (2) each other person that has or had any
obligation or liability under any Aviation Contract which is being assigned to Buyer is, and at all times since December 31, 2008, has been, in full compliance with all applicable terms and requirements of such Aviation Contract;

                                (3) no event has occurred or circumstance exists
that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Aviation Contract that is being assigned to or assumed by Buyer;

                                (4) no event has occurred or circumstance exists
under or by virtue of any Aviation Contract that (with or without notice or lapse of time) would cause the creation of any encumbrance affecting any of the Assets; and

                                (5) Seller has not given to or received from any
other person, at any time since December 31, 2007, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Aviation Contract which is being assigned to or assumed by Buyer.

                           (iv) There are no renegotiations of, attempts to
renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Aviation Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

                  (x) Sufficiency of Assets. Except as set forth in Disclosure
                      ---------------------
Memorandum, Schedule A, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Sellers' business in the manner presently operated by Sellers and (b) include all of the operating assets of Sellers.

                  (y) Solvency
                      --------

                           (i) Seller is not now insolvent and will not be
rendered insolvent by any of the Contemplated Transactions. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller's assets.

                           (ii) Immediately after giving effect to the
consummation of the Contemplated Transactions: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

         Section 5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby
                    ---------------------------------------
represents and warrants to Seller that, except as set forth in Disclosure Memorandum, Schedule B:
            ----------

                  (a) Organization and Good Standing. Buyer is a limited
                      ------------------------------
liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on Buyer and its subsidiaries, taken as a whole.

                  (b) Authority; Execution and Delivery. Buyer has full power
                      ---------------------------------
and authority to enter into this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Buyer have been duly and effectively authorized by Buyer. No action by the members of the LLC on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general, moratorium laws or by general principles of equity

                  (c) Consents, No Conflicts, Etc. Neither the execution and
                      ---------------------------
delivery of this Agreement, the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (with or without the giving of notice or the passage of time) (i) violate, conflict with, result in a breach of, constitute a default under, or result in the creation of any Encumbrances upon the assets of Buyer or any of its subsidiaries pursuant to, any of the terms, conditions or provisions of (1) the certificate of formation of Buyer or (2) any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or any other material instrument or obligation to which Buyer or any of its subsidiaries is a party,
(ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its subsidiaries or any of their respective assets or properties, or (iii) require the consent, approval, permission or other authorization of any court, arbitrator or governmental, administrative, or self-regulatory authority or any other person or entity; except for violations, conflicts or defaults which would not, or consents, approvals, permissions or authorizations the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on Buyer and its subsidiaries, taken as a whole, or on the ability of Buyer to consummate the transactions contemplated hereby in accordance with the terms hereof

                  (d) No Brokers. Buyer has not entered into and will not enter
                      ----------
into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

                  (e) Disclosure. No representation or warranty made by Buyer in
                      ----------
this Agreement or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not false or misleading.

         Section 6. CERTAIN COVENANTS AND AGREEMENTS.
                    --------------------------------

                  (a) Nondisclosure. Seller shall not, at any time after the
                      -------------
Closing, divulge, furnish to or make accessible to anyone other than Buyer any knowledge or information with respect to processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, in each case that are proprietary and confidential to Aviation or with respect to any confidential and proprietary aspects of Aviation's business (including without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) ("confidential information"); provided, that nothing
                                                      --------
herein shall prohibit Seller from complying with any order or decree of any court of competent jurisdiction or governmental authority, but Seller shall, to the extent reasonably practicable, give Buyer timely notice of the receipt of any such order or decree.

         Any information, which (i) at or prior to the time of disclosure by Seller was generally available to the public through no breach of this covenant,
(ii) was available to the public on a nonconfidential basis prior to its disclosure by Seller or (iii) was made available to the public from a third party provided that such third party did not obtain or disseminate such information in breach of any legal obligation to Seller, shall not be deemed confidential information for purposes hereof, and the undertakings in this covenant with respect to confidential information shall not apply thereto.

                  (b) Conduct of Business. From the date hereof through the
                      -------------------
Closing Date, (i) Seller shall not take any action that would result in or by unreasonable inaction permit to occur any material change in the business conducted by Aviation, and (ii) Seller shall operate the business of Aviation in the ordinary course, and (iii) comply with the terms and conditions of the Master Lease.

                  (c) Changes in Representations and Warranties. Between the
                      -----------------------------------------
date of this Agreement and the Closing Date, Seller shall use its best efforts to not enter into any transaction, take any action, or by unreasonable inaction permit an event to occur, which would result in any of its representations and warranties herein contained not being true and correct in any material respect at and as of the Closing Date. Seller shall promptly give written notice to Buyer and Buyer shall promptly give written notice to Seller upon becoming aware of (i) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (ii) any impending or threatened breach in any material respect of any of the representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

                  (d) Mutual Cooperation. The parties hereto shall cooperate
                      ------------------
with each other, and shall use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

                  (e) Access to Business. Seller shall, from the date hereof up
                      ------------------
to and including the Closing Date, permit Buyer and Buyer's attorneys, accountants, agents and representatives full access to the books, records, business, assets and employees of Aviation at any reasonable time during normal business hours and in any reasonable manner, upon reasonable notice and without undue interruption to the business of Aviation. Buyer shall have the right, after consultation with and under the supervision of Seller, to meet with customers and suppliers of Aviation (but only in the presence of Wolcott R. Blair and such other representative of Seller as Seller shall designate), and Seller shall give Buyer full cooperation with respect thereto as reasonably requested.

                  (f) Further Assurances. From and after the Closing Date, from
                      ------------------
time to time at the others' request and without further consideration, Seller and Buyer shall execute and deliver such other instruments and take such actions with respect to the Assets and the other transactions contemplated herein as Buyer or Seller may reasonably require.

                  (g) Names.
                      -----

                           (i) Seller is the owner of all right, title and
interest in the name "RONSON AVIATION" and all goodwill associated therewith. Notwithstanding Seller's rights, from and after the Closing, Buyer shall have the limited right, to the exclusion of Seller, to use the trade name "Ronson Aviation"; provided, however, that Buyer shall use such names only in connection
           --------  -------
with the business conducted by Aviation at the time of the Closing and shall not engage in any activity which is competitive with, or which may be confused with,

Seller, Ronson Consumer Products Corporation, or the name "RONSON". Buyer shall have no right to the use of any variants or derivations of the names "Ronson Aviation" or to sell or assign the use of the names to any other person or entity; provided, however, that Buyer may sell or assign the names "Ronson
        --------  -------
Aviation" to a person or entity purchasing Buyer's business and associated assets so long as the names are only used in connection with the fixed base operations, building and ramp, fuel services, aircraft maintenance and avionics operations at Trenton Mercer County Airport in Trenton, New Jersey, all being sold to Buyer hereunder and the Buyer is bound by the limitations respecting use of the name "Ronson Aviation" hereunder.

                           (ii) In the event of any actual confusion between
Buyer and Seller resulting from Buyer's limited right to use the name "Ronson Aviation, Inc.", Buyer agrees to take such reasonable steps as may be necessary to prevent any further confusion, including, for example, indicating in publicly distributed literature, brochures, advertising and the like, including its letterhead, that Buyer is not affiliated with Seller.

                           (iii) Parent and Aviation shall not be restricted in
any manner from using the name "Ronson" in connection with any business.

                  (h) Tax Matters.
                      -----------

                           (i) No new elections with respect to Taxes, or any
changes in current elections with respect to Taxes, affecting the Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

                           (ii) Buyer shall be responsible for all sales and use
Taxes payable in connection with the sale, transfer, assignment and delivery of the Assets pursuant to this Agreement.

                           (iii) Seller shall be responsible for any and all
transfer, documentary and other similar Taxes and all recording and filing fees payable in connection with the sale, transfer, assignment and delivery of the Assets pursuant to this Agreement.

                           (iv) All real and personal property Taxes, water and
sewer rents and similar charges that are attributable to the Tax period in which the Closing Date occurs shall be prorated on a per diem basis as of the Closing Date and shall be settled pursuant to Section 2(d) above;

         For purposes of this Agreement:

         "Tax" or "Taxes" shall mean taxes of any kind, liens or other assessments, customs duties, imposts, charges or fees, including, without limitation, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, stamp, stock transfer, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to such tax. Notwithstanding the above, Tax or Taxes shall not include income taxes.

                  (i) Product Liability Insurance. Buyer shall be responsible
                      ---------------------------
for obtaining product liability insurance covering Buyer with respect to products shipped and services provided on or after the Closing Date.

                  (j) Interim Financial Statements. Until the Closing Date,
                      ----------------------------
Seller shall deliver to Buyer within fifteen (15) days after the end of each month a copy of the unaudited balance sheet and the related unaudited statements of income and cash flows for such month prepared in a manner and containing information consistent with Seller's current practices and certified by Seller's chief financial officer as to compliance with Section 4(r).

                  (k) Noncompetition, Nonsolicitation and Nondisparagement
                      ----------------------------------------------------

                           (i) Noncompetition. For a period of five (5) years
after the Closing Date, Seller, and each of them, shall not, anywhere in the States of New York, New Jersey, Delaware and Pennsylvania, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any entity engaged in or planning to become engaged in the general aviation services business ("Competing Business"), provided, however, that each Seller may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

                           (ii) Nonsolicitation. As it relates to a Competing
Business, each Seller agrees that for a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly:

                                (1) solicit the business of any Person who is a
customer of Buyer;

                                (2) cause, induce or attempt to cause or induce
any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

                                (3) cause, induce or attempt to cause or induce
any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Sellers on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

                                (4) hire, retain or attempt to hire or retain
any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

                           (iii) Nondisparagement. After the Closing Date,
Sellers will not disparage Buyer or any of Buyer's members, directors, officers, employees or agents.

                           (iv) Modification of Covenant. If a final judgment of
a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6(k)(i) through 6(k)(iii) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6(k) will be enforceable as so modified after the expiration of the time within which Buyer wishes to assume and are assignable) to Buyer at Closing. The judgment may be appealed. This Section 6(k) is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Sellers.

                  (l) Exclusivity. During the term of this Agreement, Seller
                      -----------
will not offer to sell or sell any of the Assets or business of Aviation. However, notwithstanding anything in this Agreement to the contrary, prior to obtaining the Parent's shareholders approval of the sale, the Parent and the Seller shall be expressly permitted to (1) comply with the fiduciary duties of Parent's directors or other applicable law with regard to a third party proposal or make any disclosure to the Parent's shareholders if, in the good faith judgment of the Parent (after taking into account the advice of outside counsel), failure to do so would be inconsistent with the fiduciary duties of Parent's directors or other applicable law, and (2) engage in discussions or negotiations with, or provide confidential information in response to, any third party proposal, if the Board concludes (after consultation with its legal and financial advisers) in good faith by majority vote that there is a reasonable possibility that such third party proposal could constitute a superior proposal.

         Section 7. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer
                    ----------------------------------
to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the waiver by Buyer, within the time period specified in each condition or, absent a specified time period, on or prior to the Closing Date, of the following conditions:

                  (a) Representations and Warranties True at the Closing Date.
                      -------------------------------------------------------
The representations and warranties of Seller contained in this Agreement shall be deemed to have been made on and as of the Closing Date and shall then be true and correct in all material respects and on the Closing Date Seller shall have delivered to Buyer an officer's certificate to such effect.

                  (b) Seller's Performance. Each of the obligations of Seller to
                      --------------------
be performed on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed in all material respects by the Closing Date, and on the Closing Date Seller shall have delivered to Buyer an officer's certificate to such effect.

                  (c) Instruments of Conveyance and Transfer; At the closing,
                      --------------------------------------
Seller shall have delivered to Buyer such bills of sale, endorsements, assignments including assignments of leases and contracts and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, as are effective to vest in Buyer good and marketable title to the Assets. Simultaneously with such delivery, Seller shall take or cause to be taken all such other steps as are reasonably necessary to put Buyer in actual possession and operating control of the Assets.

                  (d) Approvals and Consents. (i) Seller and Buyer shall work
                      ----------------------
together to obtain and deliver to Buyer all requisite approvals and consents from governmental or regulatory bodies or agencies, whether federal, state, local or foreign, as set forth in Disclosure Memorandum, Schedule D, which are material to the consummation of the transactions contemplated hereby and (ii) Seller and Buyer shall work together to obtain and deliver to Buyer all requisite approvals and consents pursuant to leases, contracts, agreements, permits or licenses, as set forth in Disclosure Memorandum, Schedule C, which are material to the consummation of the transactions contemplated hereby; and
(iii) The closing of this transaction is subject to the written approval of the County of Mercer of the assignment to the Buyer of the Master Lease, including written confirmation from the County that the lease term expires no earlier than May 31, 2032, within thirty (30) days of the date hereof, which Buyer and Seller may extend for an additional sixty (60) days consistent with the sixty (60) day period provided in Section 19 of this Agreement.

                  (e) Litigation. As of the Closing Date, there shall not be in
                      ----------
effect any litigation, judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

                  (f) No Material Adverse Change. There shall not have occurred
                      --------------------------
since the date hereof any material adverse change in the business, assets, liabilities, earnings or financial condition of Aviation.

                  (g) No Change in Law. There shall not have been any action, or
                      ----------------
any statute enacted, by any government or agency thereof which would in any material respect prohibit or render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal.

                  (h) Seller's Failure to Meet Certain Conditions. In the event
                      -------------------------------------------
Seller fails to meet the conditions set forth in subparagraphs (d), (f) and (g) of this paragraph within the time period set forth in Section 19, Buyer shall be entitled to cancel this Agreement. In such event neither party shall have any rights or obligations against the other.

                  (i) Financing Contingency. Buyer shall have obtained by the later of (i) the expiration of the Due Diligence Period; or (ii) the written consent from the County of Mercer to the terms of Paragraph 7(j) below, on terms and conditions satisfactory to it, a commitment for financing in order to consummate the transactions contemplated hereby, which, if not obtained or waived within such period, will entitle Buyer to terminate this Agreement by written notice to Seller within such period failing which this condition shall be deemed waived by Buyer;

                  (j) County of Mercer Lease Assignment. Buyer shall have obtained a written consent from the County of Mercer, if requested by Buyer's lender, to the collateral assignment of the Master Lease and/or consent to a leasehold mortgage from the landlord or other party whose consent thereto is required under the Master Lease in form and substance satisfactory to Buyer and Buyer's lender.

         Section 8. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of
                    -----------------------------------
Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Seller, on or prior to the Closing Date, of the following conditions:

                  (a) Representations and Warranties True at the Closing Date.
                      -------------------------------------------------------
The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made at and as of the Closing Date and shall then be true and correct in all material respects, and on the Closing Date Buyer shall have delivered to Seller an officer's certificate to such effect.

                  (b) Buyer's Performance. (i) Each of the obligations of Buyer
                      -------------------
to be performed on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed in all material respects by the Closing Date, and on the Closing Date Buyer shall have delivered to Seller an officer's certificate to such effect, (ii) Buyer shall have paid the Purchase Price in accordance with Section 2 above and (iii) Buyer shall have delivered to Seller an instrument of assumption in form and substance reasonably satisfactory to Seller and its counsel pursuant to which Buyer shall assume the Assumed Liabilities.

                  (c) Approvals and Consents. (i) Buyer shall have obtained and
                      ----------------------
shall have delivered to Seller all requisite approvals and consents from governmental or regulatory bodies or agencies, whether federal, state, local and foreign, which are material to the consummation of the transactions contemplated hereby and (ii) Buyer shall have obtained and shall have delivered to Seller all requisite approvals and consents pursuant to leases, mortgages, contracts, agreements, permits or licenses, which are material to the consummation of the transactions contemplated hereby.

                  (d) Litigation. As of the Closing Date, there shall not be in
                      ----------
effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement.

                  (e) No Change in Law. There shall not have been any action, or
                      ----------------
any statute enacted, by any government or agency thereof which would in any material respect prohibit or render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal.

         Section 9. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.
                    -----------------------------------------------------------
All statements contained in Disclosure Memorandum, Schedules or in any' certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the parties hereunder.

                  (a) Survival of Representations, Warranties, Etc. The
                      --------------------------------------------
representations and warranties of the parties made in or pursuant to this Agreement shall survive the Closing and shall terminate two years from the Closing Date and all representations and warranties related to any claim asserted in writing prior to two years from the Closing Date shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made except that:

                  (i) with respect to a breach of any of the representations and warranties set forth in Section 4(h) (Compliance with Laws; Permits),
         Section 4 (m) (Environmental Matters), and Section 4(n) (Tax Matters), the applicable survival date shall be the respective Statute of Limitations under the laws of the State of New Jersey for a claim under
         Section 4(h), Section 4(m), and Section 4(n); and

                  (ii) with respect to a breach of any of the representations and warranties set forth in Section 4(a) (Organization and Good Standing), the applicable survival date shall be the respective Statute of Limitation under the laws of the State of New Jersey for a claim under Section 4(a).

                  (b) Seller's Agreement to Indemnify. Seller shall each,
                      -------------------------------
jointly and severally, indemnify Buyer and each of Buyer's officers, directors, employees, agents, representatives, affiliates, successors and permitted assigns (collectively, the "Buyer Parties") and hold each of them harmless from and
                    -------------
against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, demand, claim, Action, cause of action, cost, damage, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses") which any such Buyer Party may
                                      ------
suffer, sustain or become subject to, as a direct result of:

         i. the material breach of any representation or warranty made by Seller contained in this Agreement, the other transaction documents, any Exhibit or Schedule of the Disclosure Memorandum, or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the Closing, provided, however, Buyer shall not be entitled to reimbursement for claims by third parties unless the third party prevails in its claim against Buyer;

         ii. the breach of any covenant or agreement made by Seller contained in this Agreement, the other transaction documents, any Exhibit or Schedule of the Disclossure Memorandum or any certificate delivered by Seller or any Equityholder to Buyer with respect hereto or thereto in connection with the Closing;

         iii. any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other transaction documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Seller or any of their respective agents or representatives;

         iv. any Excluded Liability or Excluded Asset (or the assertion of any Action, demand, proceeding, investigation or claim by any third party or Governmental Entity against Buyer relating to, resulting from, in connection with, incidental to or by virtue of any Excluded Liability or Excluded Assets); or

         v. any environmental remediation liabilities, claims or enforcement actions by the NJDEP against the assets of Aviation regarding the Environmental Matters described in
                  Section 4(m) as further detailed in Disclosure Memorandum, Schedule A.

                  (c) Buyer's Agreement to Indemnify. Buyer shall fully
                      ------------------------------
indemnify and hold harmless Seller and its officers, directors, employees and affiliates against and in respect of any and all Losses resulting from (i) any misrepresentation or breach of any representation, warranty, covenant or agreement by Buyer made in this Agreement or in any certificate or instrument delivered pursuant hereto, (ii) any of the Assumed Liabilities and (iii) Buyer's ownership of the Assets and operation of the business of Aviation from and after the Closing Date.

                  (d) Third Party Claims. Promptly after the receipt by any
                      ------------------
party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give written notice of such claim to the party obligated to provide indemnification hereunder (the "Indemnifying Party") as promptly as practicable after receipt of notice thereof, stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to assume the defense of, or otherwise contest, such claim, action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; however, if the
                                                          -------
defendants in any such actions include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses or rights available to it which are different from, in actual or potential conflict with, or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select one law firm to act as separate counsel, on behalf of such Indemnified Party. Upon the election by the Indemnifying Party to assume the defense of, or otherwise contest, such litigation, proceeding, or other action, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (1) the Indemnified Party shall have employed such counsel in connection with the assumption of legal defenses or assertion of rights in accordance with the provision of the preceding sentence or (2) the Indemnifying Party fails to take reasonable steps necessary to diligently defend such claim within 20 days after receiving notice from the Indemnified Party stating that the Indemnified Party believes the Indemnifying Party has failed to take such steps, in which case the Indemnified Party may assume its own defense and the Indemnifying Party shall be liable for payment of any expenses therefore within thirty' (30) days after incurrence thereof by the Indemnified Party. The parties agree to cooperate in any such defense and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify the other party hereunder for any settlement entered into without the Indemnifying Party' s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, at any time after the Indemnifying Party has failed to discharge its liability for legal and other expenses pursuant to the second preceding sentence hereof, which failure shall not have been cured, or at any time the Indemnifying Party is subject to a bankruptcy case pursuant to Chapter 7 or Chapter 11 of the Bankruptcy Code, if the Indemnified Party shall propose to settle a claim as to which it intends to seek indemnity, it shall provide the Indemnifying Party with twenty-one (21) days' written notice of such proposed settlement, and the Indemnifying Party shall, within such period either
(i) consent to the terms of the proposed settlement or (ii) provide the Indemnified Party with (A) a written notice of objection to the proposed settlement, with a statement of reason, (B) reasonable evidence that the financial condition of the Indemnifying Party is sufficient to permit it to pay a judgment-for the full amount being sought by the third party claimant (or, at the Indemnified Party's request, a letter of credit in such amount) and (C) an undertaking to satisfy any such judgment.

                  (e) Remedies Exclusive. Except as to the obligations of Seller
                      ------------------
to sell, convey, transfer and deliver the Assets and Buyer to deliver the purchase price and assume the Assumed Liabilities provided for in Section 1(c) hereof and subject to the provisions below, the sole and exclusive remedies of any party to this Agreement for any claim hereunder against any other party hereto shall be the indemnification provided in this Section 9, and each party agrees that it will not pursue any other remedy with respect thereto except that any party hereto may seek specific performance or other appropriate equitable relief if any party should breach its obligations set forth in Sections 1 or 2 above.

                  (f) Escrow Agreement. At Closing, Buyer, Seller, and
                      ----------------
__________ Bank as the Escrow Agent, shall execute the Escrow Agreement in the form attached to the Disclosure Memorandum, as Exhibit C. The sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) of the Cash Consideration shall be deposited in escrow under the Escrow Agreement with the Escrow Agent for a period not to exceed the 15-month anniversary from the Date of Closing. If Buyer is the Indemnified Party with respect to a claim that provides that the Seller is the Indemnifying Party and Buyer provides written notice of a claim hereunder, the Buyer may also give a notice of such claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to give a notice of a claim under the Escrow Agreement will constitute an election of remedy or limit Buyer or Seller in any manner in the enforcement of any other remedies that may be available to it. Seller and Buyer shall each pay one-half (1/2) of the Escrow Agents fees and expenses.

         Section 10. BULK SALES ACTS. Seller will comply with the Bulk Sales Act
                     ---------------
in effect in New Jersey. Within fifteen (15) days of the execution of this Agreement, Seller shall apply to the Division of Taxation of the State of New Jersey for a Tax Clearance Certificate for the transaction herein contemplated. At the closing, Seller shall present the letter received from the Division of Taxation in response to the application. Seller agrees to place into escrow with the Escrow Agent such amount, if any, that the Division may request in its response to Seller's application. The Escrow Agent may release the amount so placed into escrow upon receipt of notice from the Division of Taxation that the escrow may be released to Seller. Seller agrees that the amount placed into escrow shall be treated as received by the Seller for purposes of compliance with the delivery of the Purchase Price as set forth in Section 2(a) hereof.

         Section 11. DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS
                     ----------
AGREEMENT, NO WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, ARE MADE WITH RESPECT TO THE TITLE, MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF ANY OF THE ASSETS OF AVIATION, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO ANY PERSONAL PROPERTY, EQUIPMENT OR FIXTURES, (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR (iii) ANY CLAIM BY BUYER FOR DAMAGE BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE ASSETS OF AVIATION BEING TRANSFERRED TO BUYER HEREUNDER BE TRANSFERRED, EXCEPT AS SET FORTH IN SECTION 4(f)(iv), IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS," WITH ALL FAULTS.

         Section 12. EXPENSES. Seller agrees that all fees and expenses incurred
                     --------
by Seller in connection with the negotiation, preparation, execution or performance of this Agreement shall be borne by Seller and Buyer agrees that all fees and expenses incurred by Buyer in connection with the negotiation, preparation, execution or performance of this Agreement shall be borne by Buyer.

         Section 13. WAIVER. Any of the terms or conditions of this Agreement
                     ------
may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement.

         Section 14. NOTICES, ETC. All notices, requests, demands and other
                     ------------
communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by certified or registered mail, postage prepaid:

If to Seller:              c/o Ronson Corporation
                           Corporate Park III
                           P.O. Box 6707
                           Somerset, New Jersey 08875-6707
                           Att:     Louis V. Ronson II,
                                    President and Chief Executive Officer
                           Telephone:       (732) 469-8300
                           Telecopier:      (732) 469-6079

with a copy to:   Szaferman, Lakind, Blumstein & Blader, P.C.
                           Quakerbridge Executive Center
                           101 Grovers Mill Road, Suite 104

                           Lawrenceville, New Jersey 08648
                           Att:     Barry D. Szaferman, Esq.
                                    Lionel J. Frank, Esq.
                           Telephone:       (609) 275-0400
                           Telecopier:      (609) 275-4511

If to Buyer:      Hawthorne TTN Holdings, LLC
                           3955 Faber Place Drive, Suite 301
                           North Charleston, South Carolina 29405
                           Att:     Steven Levesque
                           President
                           Telephone:       (843)553-2203
                           Telecopier:      (843)576-0109

with a copy to:     Warren & Sinkler, L.L.P.
                           171 Church Street, Suite 340
                           Charleston, SC 29401
                           Att:     John H. Warren, III Esquire
                           Telephone:       (843)577-0660
                           Telecopier:      (843)577-6843

Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

         Section 15. ENTIRE AGREEMENT: AMENDMENT. This Agreement sets forth the
                     ---------------------------
entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof including all such agreements, arrangements and understandings between Seller and Buyer. No representation, promise, inducement or statement of intention has been made by Seller or Buyer which is not embodied in this Agreement, the Disclosure Memorandum, Schedules, or the written statements, certificates or other documents delivered pursuant hereto, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may be amended or modified only by a written instrument executed by Seller and Buyer or by their permitted successors and assigns

         Section 16. PRESS RELEASES. Neither Seller nor Buyer shall issue any
                     --------------
press releases or make any public announcements of any of the transactions contemplated by this Agreement except as may be mutually agreed to in writing by Seller and Buyer after the execution of this Agreement; provided, that Seller
                                                        --------
and Buyer shall be permitted, upon prior notice to the other parties, to make such disclosures to the public or governmental authorities as their respective counsel shall deem necessary to maintain compliance with, or to prevent violation of, applicable laws.

         Section 17. GENERAL. This Agreement: (i) shall be construed and
                     -------
enforced in accordance with the laws of the State of New Jersey without giving effect to the choice of law principles thereof; (ii) shall inure to the benefit of and be binding upon the permitted successors and assigns of Seller and Buyer, nothing in this Agreement, expressed or implied, being intended to confer upon any other person any rights or remedies hereunder; that no party may assign its rights or obligations hereunder without the prior written consent of the other; and (iii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 18. SEVERABILITY. To the extent that any provision of this
                     ------------
Agreement which does not materially affect the intent of the parties hereto shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if the duration or geographic extent of, or business activity covered by, any provision of this Agreement shall be in excess of that which is enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

         Section 19. TERMINATION AND ABANDONMENT.This Agreement may be
                     ---------------------------
terminated and the transactions contemplated hereby abandoned (i) by the mutual consent of Seller and Buyer; (ii) by Buyer, on the one hand, or by Seller, on the other hand, at any time after July 30, 2009 (or such later date as shall have been agreed to in writing by them) if for any reason the transactions contemplated hereby shall not by such date have been consummated, except, however, in the event of delay due to regulatory bodies, Buyer and Seller agree to extend the Agreement for an additional 60 days; or (iii) by Seller or the Parent, in the event that the Board or a committee thereof recommends or approves a third party proposal. A third party proposal shall mean any inquiry, proposal or offer from any person that is not an affiliate of the Parent or the Buyer relating to, or that is reasonably likely to lead to any merger, consolidation, or business combination, recapitalization, financing, refinancing, restructuring or reorganization involving Parent, Seller and/or any affiliate thereof, a sale of assets that constitutes or represents 10% or more of the consolidated assets of Parent or Seller and their subsidiaries, taken as a whole, a sale of shares of capital stock of Parent or Seller or any of their subsidiaries that would result in any person beneficially owning 10% or more of any class or series of equity securities of Parent or Seller or any of their subsidiaries or any similar transactions involving Parent or Seller or any of their subsidiaries, other than the transactions required by this Agreement, or the consummation of any other transaction or the entering into of any other agreement or arrangement with respect to any other transaction, the effect of which would have the same result as the transactions described above. In the event that this Agreement is terminated by the Parent and the Seller pursuant to
(iii) above as a consequence of the Parent's Board's determination to accept a third party proposal (other than as a result of the Stipulation of Settlement dated October 12, 2007 among Ronson Corporation and certain of its shareholders (Disclosure Memorandum, Exhibit B ), including any transaction pursuant thereto)) and the transaction contemplated by such third party proposal is ultimately consummated, the Parent shall pay to the Buyer a termination fee in the amount of Four Hundred Thousand and No/100 Dollars ($400,000.00) which fee shall be payable within fifteen (15) days of the consummation of such transaction. In the event this Agreement is terminated by Seller pursuant to
(ii) above, Seller will repay to Buyer its actual accounting fees, environmental expenses and legal fees incurred with respect to this Agreement and due diligence hereunder, not to exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), and such amount to be payable within fifteen (15) days after any such termination by Seller.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.


                                              RONSON CORPORATION


                                     BY :     /s/ Joel Getzler
                                              ---------------------------
                                              Joel Getzler
                                              Chief Reconstruction Officer



                                              RONSON AVIATION, INC.


                                     BY :     /s/ Joel Getzler
                                              ---------------------------
                                              Joel Getzler
                                              Chief Reconstruction Officer



                                              HAWTHORNE TTN HOLDINGS, LLC


                                     BY :     /s/ Steven Levesque
                                              ---------------------------
                                              Steven Levesque
                                              President, Hawthorne Corp.
                                              Managing Member